As filed with the Securities and Exchange Commission on June 16, 2017

                                             Securities Act File No. 333- 201801
                                      Investment Company Act File No. 811- 23028


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM N-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                      [X]

                      Pre-Effective Amendment No. __                         [ ]

                      Post-Effective Amendment No. 5                         [X]
                                                   -
                                     and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940              [X]

                                Amendment No. 7                              [X]
                                              -

                     WINTON DIVERSIFIED OPPORTUNITIES FUND
               (Exact Name of Registrant as Specified in Charter)

                            ONE FREEDOM VALLEY DRIVE
                            OAKS, PENNSYLVANIA 19456
          (Address of Principal Executive Offices, including Zip Code)

      Registrant's Telephone Number, including Area Code:  (800) 342-5734

                                MICHAEL BEATTIE
                              C/O SEI CORPORATION
                            ONE FREEDOM VALLEY DRIVE
                            OAKS, PENNSYLVANIA 19456
                    (Name and Address of Agent for Service)

                        Copies of all communications to:

SEAN GRABER, ESQ.                                     DIANNE M. DESCOTEAUX, ESQ.
MORGAN, LEWIS & BOCKIUS LLP                           C/O SEI CORPORATION
1701 MARKET STREET                                    ONE FREEDOM VALLEY DRIVE
PHILADELPHIA, PENNSYLVANIA 19103                      OAKS, PENNSYLVANIA 19456

APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. [X]

It is proposed that this filing will become effective (check appropriate box):

       [ ]   when declared effective pursuant to Section 8(c)
       [ ]   immediately upon filing pursuant to paragraph (b)
       [X]   on June 28, 2017 pursuant to paragraph (b)
       [ ]   60 days after filing pursuant to paragraph (a)
       [ ]   on (date) pursuant to paragraph (a)

If appropriate, check the following box:

[X] This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

[ ] This form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act and the Securities Act registration statement number of the earlier effective registration statement for the same offering is ______.

                                EXPLANATORY NOTE

This Post-Effective Amendment No. 5 is being filed pursuant to paragraph
(b)(1)(iii) of Rule 486 under the Securities Act of 1933, as amended (the "1933 Act") solely to designate June 28, 2017 as the new effective date for the Registration Statement of the Winton Diversified Opportunities Fund (the "Fund"), filed in Post-Effective Amendment No. 3 on April 13, 2017 pursuant to paragraph (a) of Rule 486 under the 1933 Act (Accession No. 0001135428-17-000420). The effectiveness of the Registration Statement of the Fund filed in Post-Effective Amendment No. 3 was previously delayed pursuant to Post-Effective Amendment No. 4, filed on June 9, 2017 (Accession No. 0001135428-17-000597).

                              PART A - PROSPECTUS

The Prospectus for the Fund is incorporated herein by reference to Part A of Post-Effective Amendment No. 3.


                  PART B - STATEMENT OF ADDITIONAL INFORMATION

The Statement of Additional Information for the Fund is incorporated herein by reference to Part B of Post-Effective Amendment No. 3.


                           PART C - OTHER INFORMATION

Part C of this Post-Effective Amendment is incorporated by reference to Part C of Post-Effective Amendment No. 3.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that it meets all of the requirements for effectiveness of the Registration Statement under Rule 486(b) under the Securities Act of 1933, as amended, and has duly caused this Post-Effective Amendment No. 5 to its Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oaks, Commonwealth of Pennsylvania on the 16th day of June, 2017.

                                           Winton Diversified Opportunities Fund
                                           (Registrant)

                                           By:         *
                                               -------------------
                                               Michael Beattie
                                               President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement on Form N-2 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                          TITLE                           DATE

       *                           Trustee                         June 16, 2017
-----------------
William M. Doran

       *                           Trustee                         June 16, 2017
-----------------
Jon C. Hunt

       *                           Trustee                         June 16, 2017
-----------------
Thomas P. Lemke

       *                           Trustee                         June 16, 2017
-----------------
Jay C. Nadel

       *                           Trustee                         June 16, 2017
-----------------
Randall S. Yanker

       *                           President                       June 16, 2017
-------------------
Michael Beattie

       *                           Treasurer, Controller           June 16, 2017
-----------------                  & Chief Financial
Stephen Connors                    Officer


* By: /s/ Dianne M. Descoteaux
      -------------------------
      Dianne M. Descoteaux
      Attorney-in-Fact

                                   SIGNATURES

Winton Diversified Opportunities Fund Ltd. has duly caused this Post-Effective Amendment No. 5 to this Registration Statement on Form N-2, with respect only to information that specifically relates to Winton Diversified Opportunities Fund Ltd., to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oaks, Commonwealth of Pennsylvania on the 16th day of June, 2017.


                                      Winton Diversified Opportunities Fund Ltd.

                                      By:         *
                                          -------------------
                                          Michael Beattie
                                          President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement on Form N-2 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                          TITLE                           DATE

       *                           Director                        June 16, 2017
-----------------
Jon C. Hunt

       *                           Director                        June 16, 2017
-----------------
Thomas P. Lemke

       *                           Director                        June 16, 2017
-----------------
Jay C. Nadel

       *                           Director                        June 16, 2017
-----------------
Randall S. Yanker

       *                           President                       June 16, 2017
-------------------
Michael Beattie

       *                           Treasurer, Controller           June 16, 2017
-----------------                  & Chief Financial
Stephen Connors                    Officer


* By: /s/ Dianne M. Descoteaux
      ------------------------
      Dianne M. Descoteaux
      Attorney-in-Fact